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                                                                  EXHIBIT 4.9


                       AMENDMENT NO. 2 TO CREDIT AGREEMENT

                  AMENDMENT No. 2 dated as of November 30, 1999 to the Credit Agreement dated as of October 18, 1996 (as heretofore amended, the "CREDIT AGREEMENT") among HILTON HOTELS CORPORATION (the "BORROWER"), the BANKS party thereto (the "BANKS"), MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Documentation Agent (the "DOCUMENTATION AGENT") and THE BANK OF NEW YORK, as Administrative Agent (the "ADMINISTRATIVE AGENT").

                              W I T N E S S E T H :

         WHEREAS, the Borrower proposes to enter into a Five Year Credit Agreement and a Short Term Credit Agreement of even date herewith with two syndicates of lenders for which Bank of America, N.A. will act as Administrative Agent providing for an aggregate $1,850,000,000 in new revolving credit facilities (the "New Senior Credit Facilities"); and

         WHEREAS, substantially concurrently herewith, the Borrower proposes to consummate an acquisition of Promus Hotels Corporation; and

         WHEREAS, the Borrower intends to use certain funds available under the Credit Agreement and the New Senior Credit Facilities to finance a portion of the exchange consideration payable to the former shareholders of Promus Hotels Corporation; and

         WHEREAS, in connection therewith, the parties hereto desire to make certain modifications to the Credit Agreement;

         NOW, THEREFORE, the Borrower and the Required Banks under Section
9.04 of the Credit Agreement hereby amend the Credit Agreement as follows:

                  1. DEFINED TERMS; REFERENCES. Unless otherwise specifically defined herein, each term used herein which is defined in the Credit Agreement shall have the meaning assigned to such term in the Credit Agreement. Each reference to "hereof", "hereunder," "herein" and "hereby" and each similar reference and each reference to this "agreement" and each other similar reference contained in the Credit Agreement shall, after this Amendment becomes effective, refer to the Credit Agreement as amended hereby.

                  2. DESIGNATION OF BANC OF AMERICA SECURITIES LLC AND J.P. MORGAN. Banc of America Securities LLC and J.P. Morgan are hereby designated as co-lead arrangers and co-book managers of the Credit Agreement.


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                  3. AMENDMENTS TO CERTAIN EXISTING DEFINED TERMS. The
following terms defined in the Credit Agreement are hereby amended to read in full as follows:

         "Consolidated EBITDA" means, for any period, Consolidated Net Income for such period before (i) income taxes, (ii) interest expense, (iii) depreciation and amortization, (iv) minority interest, (v) extraordinary losses or gains, (vi) Pre-Opening Expenses, (vii) transactional expenses associated with the Spin-Off and the Promus Acquisition, (viii) discontinued operations and (ix) nonrecurring non-cash charges; PROVIDED that:

                           (a) Consolidated EBITDA for any period shall be
                  adjusted on a pro forma basis (i) to include (or exclude) amounts attributable to hotel operations acquired (or sold or otherwise discontinued) during such period as if such acquisition (or disposition) had occurred on the first day of such period and (ii) to include amounts (annualized on a simple arithmetic basis) attributable to hotel projects which commenced operations during such period and were in operation for at least one full fiscal quarter during such period;

                           (b) for purposes of determining Consolidated EBITDA
                  for any period, Consolidated Net Income shall exclude any interest income attributable to the assumption or payment by Park Place of the PPE Assumed Notes;

                           (c) in calculating "Consolidated EBITDA" for that
                  portion of any period occurring prior to the Effective Date, "Consolidated EBITDA" shall be computed on the basis of the combined operating results of the Borrower, Promus and their respective Subsidiaries for such periods reflected in the Pro Forma Combined Financial Statements; and

                           (d) the operating results of each New Project which
                  commences operations and records not less than one full fiscal quarter's operations during the relevant period shall be annualized on a simple arithmetic basis.

         "Consolidated Net Income" means, for any period, the consolidated net income of the Borrower and its Subsidiaries for such period determined in accordance with generally accepted accounting principles, PROVIDED that for that portion of any period occurring prior to the Effective Date, such consolidated net income shall be the pro forma combined net income of the Borrower, Promus and their respective Subsidiaries for such periods reflected in the Pro Forma Combined Financial Statements PLUS the Pro Forma Adjustments applicable to that portion of such period.

         "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business and obligations in the nature of deferred employee compensation to the extent that such deferred employee compensation obligations do not exceed $250,000,000, in the aggregate, (iv) all obligations of such Person as lessee under leases which are capitalized in accordance with generally accepted accounting principles, (v) all other obligations secured by a Lien on any


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         asset of such Person, whether or not such obligations are otherwise an obligation of such Person, in an amount equal to the lesser of the amount of the obligation so secured or the fair value of the assets subject to such Lien, and (vi) all obligations of others constituting "Debt" under the foregoing clauses of this paragraph which are Guaranteed by such Person; it being understood that "Debt" does not include contingent obligations of such Person to reimburse any other Person in respect of surety bonds or letters of credit.

         "Investment Grade" means (i) with respect to S&P, a rating of BBB- or higher and (ii) with respect to Moody's, a rating of Baa3 or higher.

         "Rating Agencies" means S&P or Moody's.

                  4. ADDITIONAL DEFINED TERMS. Section 1.01 of the Credit Agreement is hereby amended to add thereto the following terms:

         "Consolidated Interest Expense" means, for any period, net interest expense of the Borrower and its Subsidiaries for such period, determined in accordance with generally accepted accounting principles, PROVIDED that for that portion of any period occurring prior to the Effective Date, "Consolidated Interest Expense" shall be computed on the basis of the net interest expense allocated to the Borrower and its Subsidiaries and shown on the Pro Forma Combined Financial Statements.

         "New Project" means each new hotel or resort project (as opposed to any project which consists of an extension or redevelopment of an operating hotel or resort) having a development and construction budget in excess of $50,000,000 which receives a certificate of completion or occupancy and all relevant operational licenses, and in fact commences operations after November 30, 1999.

         "Pre-Opening Expenses" means, with respect to any fiscal period, the amount of expenses (other than Consolidated Interest Expense) incurred with respect to capital projects which are classified as "pre-opening expenses" on the applicable financial statements of Borrower and its Subsidiaries for such period (or, with respect to that portion of any period occurring prior to September 30, 1999, the Pro Forma Combined Financial Statements), prepared in accordance with generally accepted accounting principles.

         "Pricing Certificate" means a Pricing Certificate, substantially in the form of Exhibit B to Amendment No. 2 to this Agreement, properly completed and signed by an Authorized Officer.

         "Pro Forma Adjustment" means an adjustment to the amount of Consolidated Net Income set forth in the Pro Forma Combined Financial Statements for the period prior to the Effective Date reflecting anticipated synergies from the Merger (on a pro forma combined basis) equal in each fiscal period set forth below to the amount set forth opposite that fiscal period:


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
                  FISCAL PERIOD                             PRO FORMA ADJUSTMENT
                  -------------                             --------------------
                  January 1 through March 31, 1999          $10,000,000
                  April 1 through June 30, 1999             $10,000,000
                  July 1 through September 30, 1999         $10,000,000
                  October 1 through December 31, 1999       $9,500,000.

         "Pro Forma Combined Financial Statements" means (a) from November 30, 1999 until the Borrower delivers the pro forma combined financial statements described in Section 5.01(l), the pro forma combined financial statements of the Borrower and its Subsidiaries (exclusive of its former Gaming Segment) and Promus and its Subsidiaries for the twelve month period ended September 30, 1999 heretofore delivered by the Borrower to the Administrative Agent and each Bank, and (b) thereafter, the pro forma combined financial statements for the twelve month period ended December 31, 1999, so delivered.

         "Promus" means Promus Hotel Corporation, Inc., a Delaware corporation.

         "Promus Acquisition" means the merger of Promus Hotels Corporation with a Subsidiary of the Borrower on the effective date hereof, as a result of which the Borrower will own, directly or indirectly, all of the issued and outstanding capital stock of the corporation surviving such merger.

                  5. "STATUS" ELECTION. Section 5.01(c) of the Credit Agreement is hereby amended to delete clause (iii) thereof, it being understood that the Borrower shall not be required to notify the Administrative Agent or the Banks of whether interest rates and fees shall be determined on the basis of its Ratings or the Leverage Ratio (with the Borrower to automatically receive the benefits of the more favorable basis of computation).

                  6. PRICING CERTIFICATE AND COMBINED PRO FORMAS. Section 5.01 of the Credit Agreement is further amended to add thereto new clause (k) and
(l), to read in full as follows:

                  "(k) as soon as available and in any event not later than the last day of February of each year, a completed Pricing Certificate as of December 31 of the prior year; and

                  "(l) as soon as available and in any event no later than March 31, 2000, a pro forma combined statement of income of the Borrower, Promus and their respective Subsidiaries for the period commencing January 1, 1999 and ending on December 31, 1999, and a pro forma combined balance sheet of the Borrower, Promus and their respective Subsidiaries as at December 31, 1999, in each case prepared in a manner consistent with the Pro Forma Combined Financial Statements delivered to the Administrative Agent and the Banks prior to the date hereof."

                  7. MAXIMUM LEVERAGE RATIO. Section 5.09 of the Credit Agreement is hereby amended to read in full as follows:


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         "5.09 LEVERAGE RATIO. The Leverage Ratio will not, as of the last day of any fiscal quarter of Borrower described in the matrix below, exceed the ratio set forth opposite that fiscal quarter:

                  FISCAL QUARTERS ENDING                               MAXIMUM  RATIO
                  ----------------------                               --------------
                  September 30, 1999 through and
                  including December 31, 2000                          5.00:1.00

                  March 31, 2001 through and including
                  March 31, 2002                                       4.75:1.00

                  Thereafter                                           4.50:1.00."

                  8. PRICING REVISIONS. The Pricing Schedule attached to the Credit Agreement is hereby amended and restated in its entirety as set forth on Exhibit A hereto.

                  9. AMENDMENT FEE. Concurrently with the effectiveness of this Amendment, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the Banks, an amendment fee equal to 0.10% of the aggregate Commitments of the Banks.

                  10. REPRESENTATIONS OF BORROWER. The Borrower represents and warrants that (i) the representations and warranties of the Borrower set forth in Article 4 of the Credit Agreement will be true on and as of the Amendment Effective Date and (ii) no Default will have occurred and be continuing on such date.

                  11. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

                  12. COUNTERPARTS. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                  13. EFFECTIVENESS. This Amendment shall become effective as of the date hereof on the date (the "AMENDMENT EFFECTIVE DATE") when the Administrative Agent shall have received the signatures hereto from the Required Banks and an executed counterpart hereof signed by Borrower.

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

                            HILTON HOTELS CORPORATION


                            By:
                               --------------------------------------
                            Mariel C. Albrecht, Vice President
                              and Assistant Treasurer


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                            THE BANK OF NEW YORK, as Administrative Agent and
                            as a Bank

                            By:
                               ----------------------------------------------


                            -------------------------------------------------
                                     [Printed or Typed Name and Title]


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